Exhibit 10.3
[Dionex letterhead]
December 15, 2010
Mr. Frank Witney
219 Cross Rd.
Oakland, CA 94618
Re: 280G Gross-Up
Dear Frank:
The Board of Directors of Dionex Corporation (the “Company”) has determined that it is in the best interests of the Company and its stockholders to assure the Company will have your continued dedication, notwithstanding the possibility, threat or occurrence of a “Change in Control,” as defined in the Change in Control Severance Benefit Plan (the “Plan”), attached hereto as Exhibit A. Therefore, in order to accomplish these objectives, the Company’s Board of Directors has caused the Company to enter into this agreement (this “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan:
The parties hereby agree as follows:
     1. Notwithstanding Section 5(g) of the Plan, if any Payment would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and but for Section 5(g) of the Plan would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then subject to Section 2 of this Agreement such amount shall not be reduced, and instead the Company shall pay you a “Gross-Up Payment.” For this purpose, “Gross-Up Payment” means an amount such that, after your payment of (a) all federal, state, local and foreign income, excise, social security and other taxes, and any interest and penalties imposed with respect thereto (excluding the Excise Tax), and (b) the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in either the state and locality of your place of employment at the time of the Change in Control or in the state and locality of residence at the time or times of payment, as applicable, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes. Notwithstanding the foregoing, if your Gross-Up Payment would exceed the “Gross-Up Cap” (as defined below), your Gross-Up Payment will equal the Gross-Up Cap, and you will be solely responsible for any tax or other liabilities in excess of the Gross-Up Cap, including, without limitation, any additional Excise Tax.
     2. For purposes of this Agreement, the “Gross-Up Cap” equals $750,000 multiplied by your Percentage Interest (as defined below); provided, however, that if it is determined that the Reduced Amount you would receive under Section 5(g) of the Plan, without taking into account this Agreement, would exceed your Payment under the Plan plus the Gross-Up Payment under this Agreement, in each case determined after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, all computed at the highest applicable marginal rates, then your Gross-Up Cap will equal zero, and you shall receive the Reduced Amount. For purposes of this Agreement, your Percentage Interest equals (a) the Excise Tax applicable to your Payment (before application of Section

5(g) of the Plan and the provisions of this Agreement) divided by (b) the sum of the Excise Tax described in clause (a) above plus the Excise Tax applicable to Michael Pettigrew’s Payment (before application of Section 5(g) of the Plan and the provisions of this Agreement), unless Michael Pettigrew is determined to have a Gross-Up Cap equal to zero, in which case your Percentage Interest shall equal 100%.
     3. All determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the accounting firm engaged by the Company to provide the other calculations required by Section 5(g) of the Plan. The calculation of the Gross-Up Cap shall be made as of the Effective Time of the merger that is expected to occur pursuant to the Agreement and Plan of Merger among Thermo Fisher Scientific Inc., Weston D Merger Co. and the Company, dated as of December 12, 2010 (the “Merger”), and the remaining determinations under Section 5(g) of the Plan shall be made and will be provided to you within fifteen calendar days after the date on which your right to a Payment is triggered. Any Gross-Up Payment that becomes due pursuant to this Agreement shall be paid by the Company to you on the same date that any Payment is made, or if later, within five days of the receipt of the accounting firm’s calculations, but, for purposes of compliance with Section 409A of the Code, in no event later than the end of the calendar year next following the calendar year in which you have remitted the Excise Tax in respect of the Payment.
     4. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of the Gross-Up Payment, and you hereby consent to such withholding.
This Agreement, together with the attached Plan, will form the complete and exclusive statement of your rights under the Plan. The terms in this Agreement supersede any other agreements, promises or representations made to you by anyone, whether oral or written regarding the subject matters hereof. This Agreement cannot be changed except in a written agreement signed by you and a duly authorized member of the Company’s Board of Directors. If the Merger is not consummated, this Agreement shall be of no further force or effect.
If this Agreement is acceptable to you, please sign below and return the original to me.
Sincerely,

/s/ Rod McGeary
Rod McGeary
On behalf of the Board of Directors
Agreed and Accepted:

/s/ Frank Witney	December 16, 2010
Frank Witney	Date

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